Service Agreement - Mark Parry-Billings - pSiMedica

DATED January 6, 2005

(1)  PSIMEDICA LIMITED

(2)  MARK PARRY-BILLINGS

___________________________

SERVICE AGREEMENT
___________________________

STEPHENSON HARWOOD
One, St. Paul's Churchyard
London EC4M 8SH
Tel: 020 7329 4422
Fax: 020 7606 0822
Ref: 1040

CONTENTS
Page
1	DEFINITIONS AND INTERPRETATION	1
2	APPOINTMENT	2
3	DURATION OF THE EMPLOYMENT	2
4	SCOPE OF THE EMPLOYMENT	3
5	PLACE OF WORK	4
6	REMUNERATION	5
7	EXPENSES	6
8	HOLIDAYS	6
9	SICKNESS BENEFITS	7
10	PENSION AND BENEFITS	8
11	RESTRICTIONS DURING THE EMPLOYMENT	9
12	CONFIDENTIAL INFORMATION AND COMPANY DOCUMENTS	10
13	INVENTIONS AND OTHER INTELLECTUAL PROPERTY	11
14	TERMINATION	13
15	RESTRICTIVE COVENANTS	15
16	DISCIPLINARY AND GRIEVANCE PROCEDURES	17
17	NOTICES	18
18	FORMER CONTRACTS OF EMPLOYMENT	18
19	CHOICE OF LAW AND SUBMISSION TO JURISDICTION	18
20	GENERAL	19

AGREEMENT

Dated:    2005

BETWEEN:

(1)	PSIMEDICA LIMITED (registered in England and Wales under number 4027099) whose registered office is at One, St Paul’s Churchyard, London EC4M 8SH ("the Company"); and

(2)	DR MARK PARRY-BILLINGS of 3 Cheslyn Grange, 50 Nascot Wood Road, Watford, Herts., WD17 4WF ("the Executive").

IT IS AGREED as follows:

1 DEFINITIONS AND INTERPRETATION

1.1	In this Agreement unless the context otherwise requires the following expressions have the following meanings:

"the Board" means the board of directors for the time being of the Company or any committee of directors for the time being;

"Confidential Information" means information relating to the business, Intellectual Property Rights (as defined in clause 13.2), products, affairs and finances of the Company or of any Group Company for the time being confidential to it or to them or treated by it or them as such and trade secrets (including, without limitation, technical data and know-how) relating to the business of the Company or of any Group Company or of any of its or their suppliers, clients or customers, including in particular (by way of example only and without limitation) the use of silicon technology in medical therapy;

"the Employment" means the Executive's employment under this Agreement;

"the ERA" means the Employment Rights Act 1996 as amended;

"the Group" means the Company and the Group Companies;

"Group Company" means any company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms "subsidiary" and "holding Company" shall have the meanings ascribed to them by sections 736 and 736A Companies Act 1985 (and "Group Companies" shall be interpreted accordingly);

“the Salary” means the salary referred to in clause 6.1.

1.2	References to clauses and schedules are unless otherwise stated to clauses of and schedules to this Agreement.

1.3	The headings to the clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

2 APPOINTMENT

2.1
The Company appoints the Executive and the Executive agrees to act as Research & Development Director of the Company on the terms of this Agreement. On appointment you will become a director of the Company and initially report to Roger Brimblecombe as Executive Chairman.

2.2
With the prior consent of the Executive but not otherwise the Company may appoint any other person or persons to act jointly with the Executive in any position to which he may be assigned from time to time without loss of status by the Executive.

3 DURATION OF THE EMPLOYMENT

3.1
The Employment shall commence on the date of this Agreement and, subject to the provisions of this Agreement, shall continue until terminated by either party giving to the other not less than 6 months' notice in writing to expire on or at any time after the commencement date.

3.2
Notwithstanding clause 3.1, the Employment shall automatically terminate when the Executive reaches the normal retiring age from time to time applicable to directors of the Company, currently being the age of 60.

3.3
The Company reserves the right to terminate the Employment without any notice or on notice less than that required by clause 3.1 provided that if it does so it will pay to the Executive a sum equal to, but no more than, the Salary in respect of that part of the period of notice in clause 3.1 which the Company has not given to the Executive less any appropriate tax and other statutory deductions.

3.4
At any time or times during any period of notice of termination served in accordance with this clause 3 (whether given by the Company or the Executive), the Company shall be under no obligation to assign any duties to the Executive and shall be entitled to exclude him from its premises and any other premises to which during the currency of this Agreement the Executive has had access for the purposes of fulfilling his duties under this Agreement, provided that this shall not affect the Executive's entitlement to receive the Salary and other contractual benefits during such period.

3.5	For the purposes of the ERA the Executive's period of continuous employment began on the date of this Agreement. The Employment is not continuous with any previous employment.

3.6
The Executive represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing his duties under it.

4 SCOPE OF THE EMPLOYMENT

4.1	During the Employment the Executive shall:

4.1.1
save as provided for in accordance with clause 11.2.2, devote the whole of his time, attention and skill to the business and affairs of the Company both during normal business hours and during such additional hours as are necessary for the proper performance of his duties or as the Board may reasonably require from time to time;

4.1.2	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to or vested in him by the Board;

4.1.3	obey the reasonable and lawful directions of the Board;

4.1.4	comply with all the Company's rules, regulations, policies and procedures from time to time in force; and

4.1.5
keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection with it as the Board may require.

4.2
The Executive shall if and so long as the Company requires and without any further remuneration carry out his duties on behalf of any Group Company and act as a director or officer of any Group Company.

4.3	The Company may at its sole discretion transfer this Agreement to any Group Company at any time.

5 PLACE OF WORK

5.1
The Executive's place of work will initially be the Company's offices at Malvern Hills Science Park, Geraldine Road, Malvern, Worcestershire, WR14 3SZ but the Company may require the Executive to work at any place (whether inside or outside the United Kingdom) for such periods as the Company may from time to time require but not outside the United Kingdom for periods exceeding 2 months in any 12 months.

5.2
If the Executive's principal place of work is changed from the location set out in Clause 5.1 to a location which is outside reasonable commuting distance from his home, the Company may entirely at its discretion reimburse to him reasonable relocation expenses, including removal costs and estate agents' fee and solicitors' fees in accordance with its relocation policy from time to time in force.

5.3
The Company will consult with the Executive on the effects on him of any such requirement to change his place of work on a permanent basis or to move house and will endeavour to take into account any concerns or difficulties raised by the Executive in relation to such requirements.

5.4
Should the Executive choose to retain his permanent place of residence in Watford and not move within reasonable commuting distance from Malvern, the Company will at its discretion reimburse the Executive for the cost of him renting accommodation in the Malvern area for the first 6 months of his Employment up to a maximum of £5,000 in total during that 6 month period, subject to him providing such receipts or other appropriate evidence as the Company may require.

6 REMUNERATION

6.1
The Company shall pay to the Executive the Salary at the rate of £125,000 per annum, on the last day of each calendar month by credit transfer to his bank account payable by equal monthly instalments in arrears. The rate of Salary will be reviewed annually in December, the first such review to take place on 1 December 2005.

6.2	The Salary shall be inclusive of any fees to which the Executive may be entitled if he is appointed as a director of the Company or any Group Company.

6.3
The Executive shall be eligible to participate in such bonus scheme as the Company, at its sole discretion, shall from time to time operate, subject to the rules of such scheme from time to time in force.

6.4
Payment of the Salary and any bonus to the Executive shall be made either by the Company or by a Group Company and, if by more than one company, in such proportions as the Board may from time to time think fit.

7 EXPENSES

7.1
The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to him providing such receipts or other appropriate evidence as the Company may require.

7.2	If the Company issues to the Executive a company credit card then such a credit card is issued on condition that he:

7.2.1	takes good care of such card and immediately reports any loss of it to the Company;

7.2.2	uses the card only for the purposes of the Company's business in accordance with any applicable Company policy; and

7.2.3	returns the card immediately to the Company on request.

8 HOLIDAYS

8.1	The Executive shall be entitled, in addition to all Bank and Public holidays normally observed in England, to 25 working days’ paid holiday in each holiday year (being the period from 1st January to 31st December). The Executive may take his holiday only at such times as are agreed with the Board.

8.2
In the respective holiday years in which the Employment commences or terminates, the Executive's entitlement to holiday shall accrue on a pro rata basis for each completed calendar month of service during the relevant year.

8.3
If, on the termination of the Employment, the Executive has exceeded his accrued holiday entitlement, the value of such excess, calculated by reference to clause 8.2 and the Salary, may be deducted by the Company from any sums due to him. If the Executive has any unused holiday entitlement, the Company may either require the Executive to take such unused holiday during any notice period or make a payment to him in lieu of it, calculated in accordance with this clause 8.3.

8.4
Holiday entitlement for one holiday year cannot be taken in subsequent holiday years unless otherwise agreed by the Board. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu of it.

9 SICKNESS BENEFITS

9.1
Subject to clause 14, the Company shall continue to pay the Executive's salary for up to a maximum of 20 working days’ absence on medical grounds in any period of 12 calendar months provided that the Executive shall from time to time if required:

9.1.1	supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

9.1.2	undergo at the Company's expense, by a doctor appointed by the Company, any medical examination.

9.2	Payment in respect of any other or further period of absence shall be at the Company's discretion.

9.3
Any payment to the Executive pursuant to clause 9.1 shall be subject to set off by the Company in respect of any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled.

9.4
Subject to clause 9.3, when all sick pay entitlement in any period of 12 calendar months has been exhausted, no further salary will be payable by the Company to the Executive until the Executive has returned to active service of the Company.

9.5	If the Executive's absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then the Executive shall:

9.5.1	notify the Company immediately of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection with it;

9.5.2	give to the Company such information concerning the above matters as the Company may reasonably require; and

9.5.3
if the Company so requires, refund to the Company any amount received by him from any such third party provided that the refund shall be no more than the amount which he has recovered from the Company under clauses 9.1 and 9.2. in respect of sick pay for the period he is absent from work due to such actionable negligence of a third party in respect of which damages are recoverable.

10 PENSION AND BENEFITS

10.1
The Company shall at each monthly payment to the Executive of the Salary herein also pay to an Inland Revenue approved personal pension scheme (that satisfies Stakeholder Pension Requirements) ("the Scheme") an amount equal to 12 per cent of the Salary due to the Executive in that month, such amount to be in addition to the Salary, provided that contributions by the Company shall not extend beyond the maximum contributions that can be made in any particular year of assessment to income tax without prejudicing the approval of the Scheme under Chapter IV of Part XIV of ICTA.

10.2	There is no contracting-out certificate in force under the Pension Schemes Act 1993 in respect of the Employment.

10.3
During the employment the Executive shall be eligible to participate in such death in service, group income protection and medical expenses insurance schemes as the Company shall from time to time maintain for the benefit of the Executive, subject to their terms and conditions from time to time in force and the insurers accepting the Executive for cover under the relevant policy at normal rates. In the event that the insurer of any such policy refuses any claim under it the Company shall not be liable to meet that claim.

10.4
On appointment the Executive shall be awarded 1.2million options in pSivida Limited (presently the Group’s holding company), with one third vesting at the end of years one, two and three respectively. The options will all be granted at the market value on the day of the grant.

11 RESTRICTIONS DURING THE EMPLOYMENT

11.1	Save as provided for in clause 11.2, during the Employment the Executive shall not directly or indirectly:

11.1.1	be employed, engaged, concerned or interested in any other business or undertaking save for those in which he is involved pursuant to clause 4.3; or

11.1.2
in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or of any Group Company or which might reasonably be considered to interfere with the performance of the Executive's duties under this Agreement.

11.2	Clause 11.1 shall not apply:

11.2.1
to the Executive holding (directly or through nominees) investments publicly listed on any publicly traded stock exchange as long as he does not hold more than 10 per cent of the issued shares or other securities of any class of any one company unless otherwise approved by the Board; or

11.2.2	to any act undertaken by the Executive with the prior written consent of the Board; or

11.2.3	to any interest permitted by clause 4.3.

11.3
The Executive shall comply with every rule of law and every regulation of the Company and any competent authority for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company.

11.4	The Executive shall acknowledge his position within the Company in any business or scientific papers presented or published by him during the course of the Employment.

12 CONFIDENTIAL INFORMATION AND COMPANY DOCUMENTS

12.1
The Executive shall neither during the Employment (except in the proper performance of his duties or with the express written consent of the Board) nor at any time (without limit) after the termination of the Employment except in compliance with an order of a competent court or as required by law:

12.1.1	divulge or communicate to any person, company, business entity or other organisation;

12.1.2	use for his own purposes or for any purposes other than those of the Company or any Group Company; or

12.1.3
through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through any breach by the Executive of the provisions of this Agreement or other default of the Executive.

12.2
The Executive acknowledges that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same):

12.2.1	shall be and remain the property of the Company or the relevant Group Company; and

12.2.2
shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of the Employment and the Executive shall certify that all such property has been handed over on request by the Board.

13 INVENTIONS AND OTHER INTELLECTUAL PROPERTY

13.1
The parties foresee that the Executive may make inventions, create ideas, or create other intellectual property in the course of his duties and agree that in this respect the Executive has a special responsibility to further the interests of the Company.

13.2
Any invention, improvement, idea, design, process, information, know how, copyright work, trade mark or trade name or get-up made, created or discovered by the Executive in the course of the Employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of the Employment) in conjunction with or in any way affecting or relating to the business of the Company or of any Group Company or capable of being used or adapted for use in or in connection with such business ("Intellectual Property Rights") shall be disclosed immediately to the Company and shall (subject to sections 39 to 43 Patents Act 1977) belong to, be assigned to (where applicable) and be the absolute property of the Company or such Group Company as the Company may direct.

13.3	If and whenever required so to do by the Company the Executive shall at the expense of the Company or such Group Company as the Company may direct:

13.3.1
apply or join with the Company or such Group Company in applying for letters patent or other protection or registration in the United Kingdom and in any other part of the world for any Intellectual Property Rights; and

13.3.2
execute all instruments and do all things necessary for vesting such letters patent or other protection or registration when obtained and all right, title and interest to and in them absolutely and as sole beneficial owner in the Company or such Group Company or in such other person as the Company may specify.

13.4
The Executive irrevocably and unconditionally waives all rights under Chapter IV of Part I of the Copyright Designs and Patents Act 1988 in connection with his authorship of any existing or future copyright work in the course of the Employment, in whatever part of the world such rights may be enforceable including, without limitation:

13.4.1	the right conferred by section 77 of that Act to be identified as the author of any such work; and

13.4.2	the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

13.5
The Executive irrevocably appoints the Company to be his Attorney in his name and on his behalf to execute any such instrument or do any such thing and generally to use his name for the purpose of giving to the Company the full benefits of this clause 13. A certificate in writing in favour of any third party signed by any director or by the Secretary of the Company that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case.

13.6	Nothing in this clause 13 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 of the Patents Act 1977.

14 TERMINATION

14.1
Notwithstanding any other provisions of this Agreement, in any of the following circumstances the Company may terminate the Employment immediately by serving written notice on the Executive to that effect. In such event the Executive shall not be entitled to any further payment from the Company except such sums as shall have accrued due at that time. The circumstances are if the Executive:

14.1.1	commits any serious breach of this Agreement or is guilty of any gross misconduct or any wilful neglect in the discharge of his duties ;

14.1.2	repeats or continues (after warning) any breach of this Agreement;

14.1.3	is guilty of any fraud, dishonesty or conduct tending to bring himself the Company or any Group Company into disrepute;

14.1.4
is convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety Acts for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties;

14.1.5
refuses (without reasonable cause) to accept the novation by the Company of this Agreement, or an offer of employment on terms no less favourable to him than the terms of this Agreement, by any company which, as a result of a reorganisation, amalgamation or reconstruction of the Company, acquires or agrees to acquire not less than 90 per cent of the issued equity share capital of the Company (as defined by section 744 of the Companies Act 1985);

14.1.6
is disqualified from holding any office to which he may be appointed in the Company or in any other company by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment;

14.1.7
is appointed at any time as a director of the Company and subsequently resigns as or otherwise ceases to be or becomes prohibited by law from being a director of the Company, otherwise than at the Company’s request.

Any delay by the Company in exercising such right of termination shall not constitute a waiver of it.

14.2
If the Company believes that it may be entitled to terminate the Employment pursuant to clause 14 it shall be entitled (but without prejudice to its right subsequently to terminate the Employment on the same or any other ground) to suspend the Executive either on full pay or without payment of the Salary or other benefits for so long as it may think fit.

14.3	On the termination of the Employment or upon either the Company or the Executive having served notice of such termination, the Executive shall:

14.3.1
at the request of the Company resign from any office he may hold as a director of the Company and all offices held by him in any Group Company and shall transfer without payment to the Company or as the Company may direct any qualifying shares, held by him directly or as nominee, provided by it, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

14.3.2
immediately deliver to the Company all materials within the scope of clause 12.2 and all keys credit cards motor-cars and other property of or relating to the business of the Company or of any Group Company which may be in his possession or under his power or control, and the Executive irrevocably authorises the Company to appoint any person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to his obligations under this clause 14.3.

15 RESTRICTIVE COVENANTS

15.1
The Executive will not for the period of 6 months immediately after the termination of the Employment whether as principal or agent, and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of any other person, directly or indirectly:

(a)
carry on, or be engaged, concerned or interested in any business within the field of biomedical application of porous or polycrystalline silicon technology at the termination of the Employment and with which the Executive was involved in a senior capacity at any time during the period of 12 months immediately preceding the termination of the Employment;

(b)
interfere with, tender for, canvass, solicit or endeavour to entice away from the Company, the business of any person, within the field of biomedical application of porous or polycrystalline silicon technology, who at the date of termination of the Employment or during the period of 12 months immediately preceding that date (or if earlier, prior to the date on which the Executive last carried out duties assigned to him by the Company) was, to his knowledge, a customer, client or agent of or supplier to or who had dealings with the Company or with any Group Company and with whom he had personal dealings in the normal course of his employment at that date or during that period;

(c)
manufacture, supply, carry out or undertake any product or provide any service within the field of biomedical application of porous or polycrystalline silicon technology to which he was concerned to a material extent during the period of 12 months immediately preceding the termination of the Employment to or for any person who, at the date of termination of the Employment or during the period of 12 months immediately preceding that date (or, if earlier, prior to the date on which the Executive last carried out duties assigned to him by the Company) was a customer, client or agent of or supplier to or was in the habit of dealing with the Company or any other Group Company and with whom he had personal dealings in the normal course of his employment during that period of 12 months;

(d)
be employed by, or enter into partnership with, interfere with, solicit or endeavour to entice away the employment of, employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, of any person who to his knowledge was, at the date of the termination of the Employment, or within a period of 12 months immediately preceding that date had been, part of the senior management or a senior scientific officer of the Company or of any Group Company and with whom he had personal dealings during that period;

(e)
solicit, interfere with, tender for or endeavour to entice away from the Company or from any Group Company any contract, project or business, or the renewal of any of them, carried on by the Company which is currently in progress at the date of the termination of the Employment or which was in the process of negotiation at that date and in respect of which the Executive had contact with any customer, client or agent of or supplier to the Company or any Group Company at any time during the period of 12 months immediately preceding the date of termination of the Employment.

15.2
Nothing in clause 15.1 shall preclude the Executive from holding such investments as set out in clause 11.2.1 or continuing to undertake acts in respect of which he received prior written consent of the Board during the Employment in accordance with clause 11.2.2

15.3
At no time after the termination of the Employment shall the Executive directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company. The Executive also undertakes not to make any disparaging comments about the Company and the Company likewise undertakes not to make any disparaging comments about the Executive.

15.4
The Executive agrees that, having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of the Company or of any Group Company and that they do not bear harshly upon him and the parties agree that:

(a)
each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

(b)
if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable.

16 DISCIPLINARY AND GRIEVANCE PROCEDURES

16.1
If the Executive wishes to obtain redress of any grievance relating to the Employment, he shall apply in writing to the Chairman of the Board, setting out the nature and details of any such grievance or dissatisfaction. The decision of the Chairman of the Board shall be final.

16.2	The provisions of clause 16.1 shall not apply to any action taken by the Company under clause 14 or clause 3.4.

16.3	The Executive shall be subject to the Company’s Disciplinary Procedure from time to time in force. A copy of the current procedure is available from the Company.

17 NOTICES

17.1
Any notice or other document to be given under this Agreement shall be in writing and may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be sent by first class post or other fast postal service or by facsimile transmission to, in the case of the Company, its registered office for the time being and in the case of the Executive either to his address shown on the face of this Agreement or to his last known place of residence.

17.2
Any such notice shall (unless the contrary is proved) be deemed served when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours. In proving such service it shall be sufficient to prove, where appropriate, that the notice was addressed properly and posted, or that the facsimile transmission was despatched.

18 FORMER CONTRACTS OF EMPLOYMENT

18.1
This Agreement shall be in substitution for any previous contracts, whether by way of letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive, which shall be deemed to have been terminated by mutual consent as from the date of this Agreement and the Executive acknowledges that he has no outstanding claims of any kind against the Company or any Group Company in respect of any such contract.

19 CHOICE OF LAW AND SUBMISSION TO JURISDICTION

19.1	This Agreement shall be governed by and interpreted in accordance with English law.

19.2	The parties submit to the exclusive jurisdiction of the English courts but this Agreement may be enforced by the Company in any court of competent jurisdiction.

20 GENERAL

20.1	The Executive acknowledges that the provisions of clauses 11, 12, 13 and 15 constitute separate undertakings given for the benefit of each Group Company and may be enforced by any of them.

20.2
The expiration or termination of this Agreement shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of or contravention of or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.

20.3	This Agreement incorporates the written statement of the terms of employment of the Executive provided in compliance with Part I of the ERA.

Signed as a deed and delivered by the      )
Company acting [by a director and its       )
Secretary] [by two directors]               )

Director…/s/ Roger Brimblecombe………

Secretary or Director……………………

/s/ Mark Parry-Billings
October 26, 2004

Signed as a deed and delivered by the      )
Executive in the presence of:-                     )

Witness N.C. Bassett

Signature……/s/ N.C. Bassett………………

Name……Nigel Cameron Bassett……………

Address…56 Tunnel Wood Road……………

…Watford, Herts, WO17 4GE………………

………………………………………………………